EXHIBIT 21

NORTHWEST PIPE COMPANY

SUBSIDIARIES OF THE REGISTRANT

Thompson Tanks Mexico S.A. de C.V.

Thompson Tank Holdings, Inc.

Northwest Pipe Mexico S.A. de C.V

Northwest Pipe Asia Pte. Ltd.